Consent of Independent Auditors




     We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 2-86405) pertaining to the 1983 Key Employees' Stock Option Plan and 1972 Key Employees' Stock Option Plan of Merrimac Industries, Inc. and (ii) the Registration Statement (Form S-8 No. 2-96014) pertaining to the Employee Stock Purchase Plan of Merrimac Industries, Inc. and in the related Prospectuses of our report dated February 21, 1994 with respect to the consolidated financial statements and schedule of Merrimac Industries, Inc . incorporated by reference in this Annual Report (Form 10-KSB) for each of the two years in the period ended January 1, 1994.




                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP



MetroPark, New Jersey
March 20, 1996


Exhibit 23(B)